This Agreement ("Agreement") is made effective as of July 12, 2013 by and between Online Yearbook ("Purchaser”) and YearBookAlive ("Seller"):

WHEREAS, Purchaser desires to purchase certain software and Seller has agreed to provide such software on the terms herein;

NOW, THEREFORE, in consideration of the terms defined herein, Purchaser agrees to purchase a ready to use Online Yearbook Creator- from Seller for the amount of Twenty Five Thousand Dollars ($25,000).

This purchase includes all software, data, documentation, written materials, files and information required to use, operate and maintain the Online Yearbook Creator purchased hereunder. All codes and materials as described herein shall be delivered upon completion of the payment hereunder.

Online Yearbook’ designee will get 2 weeks of training with the software and any related required training.

All revenue generated from the use of the property and software purchased hereunder are the sole property of Purchaser until August 30, 2014 after which Seller is entitled to Twenty percent (20%) of gross revenue of any sale generated from the use of the property and software up to and until August 30, 2024.

This Agreement shall be interpreted in accordance with the laws of the State of Nevada and all parties shall be subject solely to the Courts in Clark County, State of Nevada.

The parties hereby covenant to act in good faith and to deal fairly with each other in all matters.

The parties agree that this Agreement constitutes the only agreement between the parties concerning the subject matter of this Agreement save and except any reference to other documents referred to in this Agreement or executing the terms of this Agreement.

This Agreement shall be binding on and shall inure to the benefit of the parties, their heirs, successors and assigns of the parties hereto.

Online Yearbook	Yearbook Alive
____________________________	____________________________
By:	By: